                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             VENTURI PARTNERS, INC.

      Venturi Partners, Inc. (the "CORPORATION"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify as follows:

      1. The name of the Corporation is Venturi Partners, Inc. and the Corporation was originally incorporated under the name Personnel Group of America, Inc.

      2. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 7, 1995, a restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 28, 1995, a second restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 24, 1995, and a third restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 1, 2003, which certificate was corrected by a certificate of correction filed with the Secretary of State of the State of Delaware on July 9, 2004 (as so corrected, the "THIRD RESTATED CERTIFICATE OF INCORPORATION").

      3. This Amended and Restated Certificate of Incorporation (this "CERTIFICATE") was duly approved by the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") and adopted by the stockholders of the Corporation in accordance with Sections 242 and 245 of the GCL.

      4. Pursuant to Section 103(d) of the GCL, this Certificate shall become effective at 9:30 a.m. (Eastern Time) on September 30, 2004 (the "EFFECTIVE TIME").

      5. This Certificate restates, integrates and further amends the Third Restated Certificate of Incorporation to read in its entirety as follows:

      First. The name of the corporation is COMSYS IT Partners, Inc. (the "CORPORATION").

      Second. The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

      Third. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

      Fourth.

            (a) Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred million (100,000,000), of which ninety-five million (95,000,000) shares, par value $0.01 per share, shall be designated as "COMMON STOCK" and five million (5,000,000) shares, par value $0.01 per share, shall be designated as "PREFERRED STOCK". Subject to the terms of any serial designations for any series of Preferred Stock, the number of authorized shares of Common Stock or any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereafter enacted.

            (b) Common Stock.

                  (i) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation, as defined below) at any annual or special meeting of the stockholders, holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation).

                  (ii) No Cumulative Voting. The holders of shares of Common Stock shall not have cumulative voting rights.

                  (iii) Dividends. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") from time to time out of assets or funds of the Corporation legally available therefor.

                  (iv) Liquidation, Dissolution, Etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares held by them.

                  (v) No Preemptive Or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

            (c) Power To Sell And Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

            (d) Preferred Stock. Of the authorized Preferred Stock, 40,000 shares are designated Series A-1 Preferred Stock (the "SERIES A-1 PREFERRED STOCK"). The rights, preferences and powers, and the qualifications, limitations and restrictions thereon, granted to and imposed on the Series A-1 Preferred Stock are set forth in Exhibit A to this Certificate. Except for the Series A-1 Preferred Stock, shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix for each series such voting powers, full or limited, or no voting powers and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations and restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and included in a certificate of designations ("PREFERRED STOCK DESIGNATION") filed pursuant to the GCL, in each case subject to the terms of this Certificate including without limitation the following:

                  (i) the distinctive serial designation of such series which shall distinguish it from other series;

                  (ii) the number of shares included in such series;

                  (iii) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

                  (iv) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

                  (v) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

                  (vi) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

                  (vii) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

                  (viii) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

                  (ix) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

      Fifth. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            (a) Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Election of directors need not be by written ballot unless the By-Laws of the Corporation (the "BY-LAWS") so provide.

            (b) Number of Directors. The number of directors constituting the Board of Directors shall not be less than nine (9) nor more than thirteen (13), the exact number of which shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. Effective immediately after the Effective Time, the Board of Directors shall consist of nine (9) directors, which directors shall be the four (4) Group A Directors and the five (5) Group B Directors specified below:

Group A Directors              Group B Directors
-----------------              -----------------
Larry L. Enterline             Frederick W. Eubank II
Victor E. Mandel               Ted A. Gardner
Christopher R. Pechock         Scott B. Perper
Elias J. Sabo                  Arthur C. Roselle
                               Michael T. Willis

"WHOLE BOARD" means the number of directors the Corporation would have if there were no vacancies.

            (c) Nomination of Directors. During the period commencing immediately after the Effective Time and ending on the third anniversary of the Effective Time (the "SPECIAL VOTING PERIOD"), prior to each annual meeting of stockholders and subject to the nomination and qualification requirements of
Section 3.2 of the By-Laws, the Corporation's nominees for directors to be elected at such meeting (other than nominees selected pursuant to the Voting Agreement dated as of September 30, 2004, by and among the Corporation and the stockholders of the Company named therein, as the same may be amended from time to time (the "VOTING AGREEMENT")), shall be selected as set forth in Section 3.2(b) of the Bylaws.

            (d) Vacancies and Newly Created Directorships. During the Special Voting Period, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely as provided in Section 3.2 of the By-Laws and not by the stockholders.

            (e) Preferred Stock: Directors. Notwithstanding any other provision of this Article Fifth, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation).

            (f) Powers. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

      Sixth. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the Corporation to the Corporation or its stockholders shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or amendment of this Article Sixth by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Article Sixth, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors on a retroactive basis than permitted prior thereto) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal, amendment or adoption of such inconsistent provision.

      Seventh.

            (a) Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "PROCEEDING") by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a "COVERED PERSON"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Article Seventh shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that if the GCL requires, an advancement of expenses incurred by a Covered Person in his or her capacity as an officer or director of the Corporation (and not in any other capacity in which service was or is rendered by such Covered Person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Covered Person is not entitled to be indemnified for such expenses under this Article Seventh or otherwise.

            (b) The rights conferred on any Covered Person by this Article Seventh shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

            (c) Any repeal or amendment of this Article Seventh by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Article Seventh, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

            (d) This Article Seventh shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

      Eighth. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.

      Ninth. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have concurrent power with the stockholders to adopt, amend, alter, add to or repeal the By-Laws. Except as set forth in Article Twelfth hereof, the affirmative vote of a majority of the Whole Board shall be required for the Board to adopt, amend, alter, add to or repeal the By-Laws.

      Tenth. The Corporation hereby elects not to be governed by Section 203 of the GCL pursuant to Section 203(b)(3) therein.

      Eleventh. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate and any other provisions authorized by the laws of the State of Delaware in force at the time may be added or inserted, in the manner now or hereafter prescribed in this Certificate, the By-Laws or the GCL, and, except as set forth in Article Seventh, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by or pursuant to this Certificate are granted subject to such reservation.

      Twelfth. During the Special Voting Period, in addition to any other vote or determination required by applicable law, this Certificate or the By-Laws:

            (a) Any Related Party Transaction between the Corporation and a Significant Stockholder shall require the approval of the Board of Directors by a vote of at least 75% of the Whole Board prior to the consummation of such Related Party Transaction; and

            (b) The following matters shall require either (i) the approval of the Board of Directors by vote of at least 75% of the Whole Board and approval by the holders of a majority of the then issued and outstanding Common Stock entitled to vote thereon, or (ii) the approval of the Board of Directors by vote of a majority of directors at a meeting of the Board of Directors at which a quorum is present and approval by the holders of at least 66 2/3% of the then issued and outstanding shares of Common Stock entitled to vote thereon:

                  (i) a merger or consolidation involving the Corporation for which approval of the Corporation's stockholders is required under the GCL;

                  (ii) a sale, lease or exchange of all or substantially all of the Corporation's property and assets;

                  (iii) the liquidation or dissolution of the Corporation;

                  (iv) any amendment to this Certificate (other than any amendment that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation)); and

                  (v) any amendment of Section 3.2 of the By-Laws.

      Thirteenth. The following definitions shall apply with respect to this
Certificate:

            (a) "RELATED PARTY TRANSACTION" shall mean any transaction required to be disclosed by the Corporation pursuant to Item 404(a) of Regulation S-K, but excluding any transaction or agreement in effect as of the Effective Time.

            (b) The term "CAPITAL STOCK" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article Fourth of this Certificate of Incorporation; and the term "VOTING STOCK" shall mean the Common Stock and any other Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

            (c) The term "SIGNIFICANT HOLDER" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciaries with respect to any such plan when acting in such capacity) who is the Beneficial Owner of Voting Stock representing thirty percent (30%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock;

            (d) A person shall be a "BENEFICIAL OWNER" of any Capital Stock (A) which such person or any of its Controlled or Controlling Affiliates owns, directly or indirectly; (B) which such person or any of its Controlled or Controlling Affiliates has, directly or indirectly, (1) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of securities) or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (2) the right to vote pursuant to any agreement, arrangement or understanding; or
(C) which are owned, directly or indirectly, by any other person with which such person or any of its Controlled or Controlling Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. Notwithstanding anything in this definition of Beneficial Ownership to the contrary (i) a person shall not be deemed to be the beneficial owner of shares that such person has the right to acquire upon the exercise of those certain rights or options set forth in that certain Option Agreement dated as of July 19, 2004 by and among Wachovia Investors, Inc. and the option holders party thereto unless and until such rights or options are exercised by such person, and (ii) a person shall not be deemed to be the beneficial owner of any other person's shares solely by virtue of being a party to the Voting Agreement.

            (e) The term "CONTROLLED" or "CONTROLLING AFFILIATE" shall mean with respect to a specified person, a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified; provided that the Corporation and its Subsidiaries shall not, and the executive officers or directors of the Corporation or any of its Subsidiaries shall not, solely as a result of holding such office, be deemed a "CONTROLLED OR CONTROLLING AFFILIATE" of a Significant Holder; and provided, further, that for purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession direct or indirect, of the power to direct or cause the direction of the management and policies of a person through the ownership of more than fifty percent (50%) of the voting securities of such person or the ability to otherwise designate a majority of the board of directors or managers of such person.

            (f) The term "SUBSIDIARY" means any company or other entity of which a majority of any class of equity security is beneficially owned by the Corporation.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its name and on its behalf by David L. Kerr, its Senior Vice President - Corporate Development, this 29th day of September, 2004.

                               VENTURI PARTNERS, INC.

                               By:    /s/ David L. Kerr
                                      -----------------
                               Name:  David L. Kerr
                               Title: Senior Vice President - Corporate
                                      Development

                                    EXHIBIT A

                           SERIES A-1 PREFERRED STOCK

                                       OF

                            COMSYS IT PARTNERS, INC.

      Set forth below are the powers, designations, preferences and relative, participating, optional and other special rights, including voting rights, and qualifications, limitations and restrictions of the Series A-1 Preferred Stock of COMSYS IT Partners, Inc., a Delaware corporation (the "CORPORATION"). Such series of preferred stock, par value $0.01 per share, of the Corporation (the "SERIES A-1 PREFERRED STOCK"), was initially created by the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") pursuant to the Third Restated Certificate of Incorporation and such series is now expressly incorporated by reference into Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation. The Board of Directors has authorized 40,000 shares of Series A-1 Preferred Stock.

      A. Dividends.

            1. General Obligation. When and as declared by the Corporation's Board of Directors and to the extent permitted hereunder and by the Delaware General Corporation Law, the Corporation shall pay preferential dividends in cash to the holders of the Series A-1 Preferred Stock as provided in this Section A. Dividends on each share of the Series A-1 Preferred Stock (a "SERIES A-1 PREFERRED SHARE") shall accrue on a daily basis at the rate of 15% per annum on the Liquidation Value thereof from and including the date of issuance of such Series A-1 Preferred Share to and including the first to occur of (i) the date on which the Liquidation Value of such Series A-1 Preferred Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation, (ii) the date on which the redemption price provided for in Section D.1 is paid in connection with the redemption of such Series A-1 Preferred Share by the Corporation and (iii) the date on which such share is otherwise acquired by the Corporation. Accrued and unpaid dividends as of each anniversary date of the original issuance of the Series A-1 Preferred Stock shall be entitled to additional dividends at the rate of 15% per annum on such amount. Dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any applicable Junior Securities.

            2. Dividends Accumulate. All dividends which have accrued on each Series A-1 Preferred Share outstanding shall be accumulated and shall remain accumulated dividends with respect to such Series A-1 Preferred Share until paid to the holder thereof.

            3. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A-1 Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series A-1 Preferred Shares held by each such holder.

      B. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), unless otherwise agreed in writing by the holders of at least 60% of the shares of Series A-1 Preferred Stock then outstanding, each holder of Series A-1 Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any applicable Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares of Series A-1 Preferred Stock held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Series A-1 Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Series A-1 Preferred Stock are insufficient to permit payment to the holders of the Series A-1 Preferred Stock of the aggregate amount they are entitled to be paid under this Section B, then the entire assets available to be distributed shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series A-1 Preferred Stock held by such holder. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series A-1 Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Series A-1 Preferred Share and each other equity security of the Corporation (broken out by class and type) in connection with such liquidation, dissolution or winding up.

      C. Priority of Series A-1 Preferred Stock on Dividends and Redemptions. So long as any Series A-1 Preferred Stock remains outstanding, without the prior written consent of the holders of at least 60% of the outstanding shares of Series A-1 Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any applicable Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any applicable Junior Securities.

      D. Redemptions.

            1. Mandatory and Optional Redemption. On September 30, 2011 (the "SERIES A-1 MATURITY DATE"), the Corporation shall redeem each share of Series A-1 Preferred Stock then outstanding (the "MANDATORY SERIES A-1 PREFERRED REDEMPTION"). In addition, the Corporation may, at its option, at any time and from time to time, to the extent not prohibited under any credit facility to which the Corporation is a party, redeem all or any portion of the shares of Series A-1 Preferred Stock then outstanding (an "OPTIONAL SERIES A-1 PREFERRED REDEMPTION"). Upon any Mandatory Series A-1 Preferred Redemption or Optional Series A-1 Preferred Redemption, the Corporation shall pay a price per share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).

            2. Redemption Payments. For each share of Series A-1 Preferred Stock which is to be redeemed hereunder, the Corporation shall be obligated on the Series A-1

                                       2

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Preferred Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share) an amount in immediately available funds equal to the redemption price described in Section D.1. If the funds of the Corporation legally available for redemption of shares of Series A-1 Preferred Stock on any Series A-1 Preferred Redemption Date are insufficient to redeem the total number of shares of Series A-1 Preferred Stock to be redeemed on such date, those funds that are legally available for distribution shall be used to redeem the maximum possible number of shares of Series A-1 Preferred Stock pro rata among the holders of the shares of Series A-1 Preferred Stock to be redeemed based upon the aggregate redemption price pursuant to Section D.1 of such Series A-1 Preferred Stock held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A-1 Preferred Stock, such funds shall immediately be used to redeem the balance of the Series A-1 Preferred Stock which the Corporation has become obligated to redeem on any Series A-1 Preferred Redemption Date but which it has not redeemed.

            3. Notice of Redemption. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Series A-1 Preferred Stock to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of Series A-1 Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series A-1 Preferred Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Series A-1 Preferred Shares.

            4. Determination of the Number of Each Holder's Series A-1 Preferred Shares to be Redeemed. The number of shares of Series A-1 Preferred Stock to be redeemed from each holder thereof in any Optional Series A-1 Preferred Redemption hereunder shall be the number of shares determined by multiplying the total number of Series A-1 Preferred Shares to be redeemed by a fraction, the numerator of which shall be the total number of Series A-1 Preferred Shares then held by such holder and the denominator of which shall be the total number of Series A-1 Preferred Shares then outstanding.

            5. Dividends After Series A-1 Preferred Redemption Date. No Series A-1 Preferred Share shall be entitled to any dividends accruing after the date on which the redemption price of such share pursuant to Section D.1 is paid to the holder of such share. On such date, all rights of the holder of such share shall cease, and such share shall no longer be deemed to be issued and outstanding.

            6. Redeemed or Otherwise Acquired Series A-1 Preferred Shares. Any Series A-1 Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

            7. Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any shares of Series A-1 Preferred Stock, except as expressly authorized herein or as consented to by all holders of the Series A-1 Preferred Stock.

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            8. Special Redemptions.

            a. If a Change in Ownership has occurred or the Corporation obtains knowledge that a Change in Ownership is proposed to occur, the Corporation shall give prompt written notice of such Change in Ownership describing in reasonable detail the material terms and date of consummation thereof to each holder of Series A-1 Preferred Stock, but in any event such notice shall not be given later than five days after the occurrence of such Change in Ownership, and the Corporation shall give each holder of Series A-1 Preferred Stock prompt written notice of any material change in the terms or timing of such transaction. Any holder of Series A-1 Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the Series A-1 Preferred Stock owned by such holder at a price per share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (i) 21 days after receipt of the Corporation's notice and (ii) five days prior to the consummation of the Change in Ownership (the "SERIES A-1 PREFERRED EXPIRATION DATE"). The Corporation shall give prompt written notice of any such election to all other holders of Series A-1 Preferred Stock within five days after the receipt thereof, and each such holder shall have until the later of (a) the Series A-1 Preferred Expiration Date and (b) ten days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Series A-1 Preferred Stock owned by such holder.

            Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Series A-1 Preferred Stock specified therein on the later of (i) the occurrence of the Change in Ownership and (ii) five days after the Corporation's receipt of such election(s). If any proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series A-1 Preferred Stock may rescind such holder's request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

            b. If a Fundamental Change is proposed to occur, the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the material terms and date of consummation thereof to each holder of Series A-1 Preferred Stock not more than 45 days nor less than 20 days prior to the consummation of such Fundamental Change, and the Corporation shall give each holder of Series A-1 Preferred Stock prompt written notice of any material change in the terms or timing of such transaction. Any holder of Series A-1 Preferred Stock then outstanding may require the Corporation to redeem all or any portion of the Series A-1 Preferred Stock owned by such holder at a price per share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (i) ten days prior to the consummation of the Fundamental Change and (ii) ten days after receipt of notice from the Corporation. The Corporation shall give prompt written notice of such request to all other holders of Series A-1 Preferred Stock (but in

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

      any event within five days prior to the consummation of the Fundamental Change), and each such holder shall have until two days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Series A-1 Preferred Stock owned by such holder.

            Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of shares of Series A-1 Preferred Stock specified therein upon the consummation of such Fundamental Change. If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series A-1 Preferred Stock may rescind such holder's request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

            c. Notwithstanding any other provision of this Section 9, the merger transaction in connection with which the Series A-1 Preferred Shares are initially issued shall not constitute a Change in Ownership or a Fundamental Change.

            9. Restrictions on Redemption. Notwithstanding anything contained herein to the contrary, except in connection with a permitted Optional Series A-1 Preferred Redemption, no redemption of Series A-1 Preferred Stock shall occur (and no holder may demand any redemption) prior to the earliest of (i) the Series A-1 Maturity Date, (ii) a Change in Ownership and (iii) a Fundamental Change, and in each case, such redemption may occur only to the extent such redemption, or the making of payments related thereto, is not prohibited by the terms hereof or of any credit agreement to which the Corporation is a party.

      E. Voting Rights.

            1. Voting. Except as otherwise provided herein and as otherwise required by applicable law, the Series A-1 Preferred Stock shall have no voting rights. The number of shares of Series A-1 Preferred Stock entitled to vote on any matter shall be determined as of the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided for herein or as required by law, the holders of Series A-1 Preferred Stock shall vote together as a single class on all matters.

      F. Amendment and Waiver. So long as any shares of Series A-1 Preferred Stock are outstanding, the Corporation shall not authorize or issue any class or series of its capital stock that ranks on parity with or senior to the Series A-1 Preferred Stock as to dividends and distributions upon liquidation, dissolution or winding-up of the Corporation, or amend, modify or waive any provision hereof relating to the rights of the Series A-1 Preferred Stock without the prior written consent of the holders of at least 60% of the Series A-1 Preferred Stock outstanding at the time such action is taken; provided, that no change in the terms relating to the rights of the Series A-1 Preferred Stock hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series A-1 Preferred Stock then outstanding.

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      G. Adjustment. All numbers and amounts set forth herein which refer to share prices or amounts shall be appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and other recapitalizations affecting the Series A-1 Preferred Stock.

      H. Nonliquidating Events. A consolidation or merger of the Corporation with or into another corporation or corporations or a sale, whether for cash, shares of stock, securities or properties, or any combination thereof, of all or substantially all of the assets of the Corporation shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article Four.

      I. Definitions.

            "CHANGE IN OWNERSHIP" means any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Equivalent Stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934), other than the direct or indirect holders (and affiliates of such holders) of Common Stock as of the date hereof, owning more than 50% of the Common Equivalent Stock outstanding at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances.

            "COMMON EQUIVALENT STOCK" means, collectively, the Corporation's Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

            "COMMON STOCK" refers, in the aggregate, to those shares of common stock, par value $0.01 per share, of the Corporation established from time to time by resolution of the Board of Directors.

            "FUNDAMENTAL CHANGE" means (i) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (ii) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of each class of Preferred Stock are not changed and the Preferred Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, the direct or indirect holders of the Corporation's outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors immediately prior to the merger shall continue to own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors.

            "JUNIOR SECURITIES" means, with respect to any class or series of capital stock or other equity securities of the Corporation, any other class or series of capital stock or other

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

equity securities of the Corporation that rank junior upon liquidation to such class or series of capital stock or other equity securities of the Corporation. Without limiting the generality of the foregoing, the Common Stock and all other capital stock or other equity securities of the Corporation shall be applicable Junior Securities with respect to the Series A-1 Preferred Stock.

            "LIQUIDATION VALUE" of any share of Preferred Stock as of any particular date shall be equal to $1,000.00.

            "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

            "SERIES A-1 PREFERRED REDEMPTION DATE" as to any share of Series A-1 Preferred Stock means the date specified in the notice of any redemption at the Corporation's option or at the holder's option; provided, that no such date shall be a Series A-1 Preferred Redemption Date unless the redemption price provided in Section D.1 of such share of Series A-1 Preferred Stock is actually paid in full on such date, and if not so paid in full, the Series A-1 Preferred Redemption Date shall be the date on which such amount is fully paid.

            "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the manager or managing general partner of such limited liability company, partnership, association or other business entity.

      J. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices, addressed to the Board of Directors and to the Corporate Secretary and
(ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

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